
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       2,821,685
<SECURITIES>                                         0
<RECEIVABLES>                                  307,428
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              42,369,695<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  42,070,938<F2>
<TOTAL-LIABILITY-AND-EQUITY>                42,369,695<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             1,406,062<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               833,013<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                573,049
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                            573,049
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   573,049
<EPS-PRIMARY>                                     2.98<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investment in building and improvements of $6,192,595, investment in unconsolidated partnership of $18,838,348, net investment in participating mortgage loan of $13,755,767 and net deferred expenses of $453,872.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $200,838 and security deposits of $97,919.
<F4>Total revenue includes rent of $762,351, net interest on participating mortgage loan of $125,920, equity in earnings of unconsolidated partnership of $434,056 and other revenue of $83,735.
<F5>Other expenses include property operating expenses of $452,404, depreciation and amortization of $207,013 and general and administrative expenses of $173,596.
<F6>Represents net income per Unit of limited partnership interest.

